Exhibit 99.1

News Release

Abbott Completes the Acquisition of St. Jude Medical

ABBOTT PARK, Ill., Jan. 4, 2017 — Abbott announced today it has completed the acquisition of St. Jude Medical, Inc., establishing the company as a leader in the medical device arena. The transaction provides Abbott with expanded opportunities for future growth and is an important part of the company’s ongoing effort to develop a strong, diverse portfolio of devices, diagnostics, nutritionals and branded generic pharmaceuticals.

“Abbott has a strong track record of successfully integrating dozens of businesses on a global scale and accelerating growth,” said Miles D. White, chairman and chief executive officer, Abbott. “The addition of St. Jude Medical strengthens our global medical device leadership while offering innovative products to address more areas of care, in more physicians’ offices and hospitals around the world.”

Pursuant to the terms of the Merger Agreement, upon completion of the acquisition, St. Jude Medical became a wholly-owned subsidiary of Abbott. As a result of the completion of the acquisition, Jan. 4, 2017, was the last day of trading of St. Jude Medical shares on the New York Stock Exchange.

Strategic Fit

St. Jude Medical’s strong positions in fast-growing areas such as atrial fibrillation, heart failure, structural heart and chronic pain complement Abbott’s leading positions in coronary interventions and mitral valve disease. Together, the company will compete in nearly every area of the $30 billion cardiovascular market and hold the No. 1 or 2 positions across large and high-growth cardiovascular device markets. This leading combined portfolio will have the depth, breadth, scale and innovation to help patients restore their health, improve outcomes and deliver greater value to customers and payors. Furthermore, the acquisition balances and strengthens the Abbott portfolio, which includes leading positions across all of its four core businesses.

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Breakthrough Invention

Abbott will have a powerful pipeline across cardiovascular and neuromodulation patient care ready to deliver next-generation medical technologies and offer improved efficiencies for health care systems around the world. In fact, Abbott will continue to bring numerous new products to key markets during the coming years, including:

•                  EnSite Precision™ (which received U.S. FDA approval last month) next-generation cardiac mapping system to visualize and navigate catheters in the heart during ablation procedures

•                  ConfirmRx™ Implantable Cardiac Monitor to help physicians remotely diagnose and treat the most difficult to detect cardiac arrhythmias

•                  HeartMate 3®, which offers physicians more options for patients with advanced stage heart failure

•                  Portico™ Transcatheter Aortic Heart Valves for patients with severe aortic stenosis — the narrowing of the aortic valve that obstructs blood flow from the heart

•                  Proclaim™ DRG system and other stimulation waveform technologies to provide more options for patients with chronic pain

•                  Absorb™, the world’s first bioresorbable coronary stent and MitraClip®, the world’s first transcatheter mitral-valve repair device in additional countries

“We continue to deliberately shape our business for long-term success by securing leadership positions in attractive markets and focusing on customer needs,” said Mr. White. “This philosophy has served as the foundation for significant and sustainable value creation for our shareholders. The addition of St. Jude Medical creates one of the broadest medical device portfolios in the world and provides a steady stream of new technologies and therapies for many years to come.”

About Abbott

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 74,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

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— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to the ability of Abbott to successfully integrate St. Jude Medical’s operations, and the ability of Abbott to implement its plans, forecasts and other expectations with respect to St. Jude Medical’s business and realize expected synergies. Economic, competitive, governmental, technological and other factors that may affect Abbott’s and St. Jude Medical’s operations are discussed in Item 1A, “Risk Factors,’’ in each of Abbott’s Annual Report on Form 10-K for the year ended Dec. 31, 2015, and St. Jude Medical’s Annual Report on Form 10-K for the fiscal year ended Jan. 2, 2016, respectively, and under the heading “Risk Factors” in Abbott’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and St. Jude Medical’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2016, which are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Media:

Darcy Ross, +1 (224) 667-3655

Elissa Maurer, +1 (224) 668-3309

Abbott Financial:

Scott Leinenweber, +1 (224) 668-0791

Michael Comilla, +1 (224) 668-1872

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